                                    EXHIBIT C

                            SCHEDULE OF TRANSACTIONS


                       Shares Acquired             Price Per Share
Date                     or (Sold)              (Excluding Commission)
----                   ---------------          ----------------------
9/15/97                     (5,000)                    $23.75

9/16/97                    (25,000)                    $23.41
